                                                                                                                    EXHIBIT 99.1
                                       News

For Immediate Release	Contact:
January 25, 2012	Rick B. Honey
(212) 878-1831

MARC E. ROBINSON JOINS MINERALS TECHNOLOGIES INC.
 BOARD OF DIRECTORS
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NEW YORK, January 25-Minerals Technologies Inc., (NYSE: MTX) announced today that Marc E. Robinson, senior executive advisor with Booz & Company, a leading global management  consulting firm, has been elected a member of its Board of Directors. The appointment is effective immediately.

"We are very pleased to have someone of Marc Robinson's caliber join our Board of Directors," said Joseph C. Muscari, chairman and chief executive officer. "He has a uniquely diversified business background as a Fortune 100 officer-level executive with leadership roles in marketing, sales, technology and general management."

Before joining Booz & Company in late 2011, Mr. Robinson was with Johnson & Johnson from 2007, where he was company group chairman in the consumer segment.  In that position, he led Marketing, Sales, Global Franchises, R&D, Finance, and Human Resources on a total portfolio representing several billion dollars in revenue.

Between 2000 and 2006, Mr. Robinson was with Pfizer Inc, where he served as global president of the Consumer Healthcare Division. Before that he was president of Pfizer's Consumer Healthcare North American Region.

Between 1986 and 2000, Mr. Robinson held a number of positions of increasing responsibility at Warner-Lambert Company, culminating his career there as regional president, Australia and New Zealand.  He began his career in 1984 in marketing with General Mills, Inc.

Marc Robinson holds a Bachelor of Arts in Economics and an MBA from the University of Michigan. He has been a trustee board member of the Morristown Memorial Hospital since 2003 and a trustee of the University of Michigan Undergraduate Research Opportunity Program since 2004.

Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.0 billion in 2010.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/

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